Exhibit 10.2
THE GAP, INC.
SENIOR EXECUTIVE SEVERANCE PLAN

Participation Agreement

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of July 10, 2024 by and between Chris Blakeslee (the “Executive”) and The Gap, Inc. (the “Company”).
The Executive is eligible to participate in The Gap, Inc. Senior Executive Severance Plan (the “Plan”). The Executive accepts participation in the Plan and, intending to be legally bound, agrees as follows:
1.Participation in the Plan; Termination of any other Rights to Severance Benefits. Subject to the terms of the Plan, the Executive agrees that the Plan is the Executive’s sole source of severance benefits and supersedes any and all other separation or severance pay or benefits policies or practices of the Company or its subsidiaries or affiliates. The Executive further agrees to forego severance benefits or payments to which the Executive may otherwise be entitled, if any, under the terms of any agreement, plan, or other arrangement with the Company or its subsidiaries or affiliates that are payable in the event of the Executive’s termination of employment; it being understood, however, that Executive’s vesting acceleration rights with respect to the “Make-Whole Restricted Stock Unit Awards” and “Make-Whole Performance Restricted Stock Units” set forth in Executive’s offer letter with the Company dated July 18, 2023 (the “Offer Letter”) shall continue to be governed by the grant agreements for such awards (and not by the Plan) but assuming vesting at target achievement of any performance-based vesting criteria for vesting acceleration events occurring on or after a Change in Control (as defined in the Plan) to the extent that the applicable performance period has not yet been completed.
2.Executive’s Undertakings. The Executive agrees to be bound by, and accept, all of the terms of the Plan.
This Agreement has been duly executed as of the day and year first written above.
THE GAP, INC.

By: /s/ Amanda Thompson
Amanda Thompson, Chief People Officer, Gap Inc.

I hereby acknowledge that I have had the opportunity to review and consider the Plan. I hereby accept my eligibility for severance benefits described in the Plan and agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of The Gap Severance Plan Committee and/or Compensation and Management Development Committee of the Board of Directors of the Company, as applicable, shall be final and binding.
/s/ Chris Blakeslee
Chris Blakeslee